EX. 99.1

PCT LTD Enters Into Exclusive Licensing and Distribution Agreement for the Treatment of Citrus Greening (Huanglongbing "HLB")

LITTLE RIVER, South Carolina, September 26, 2018 /PRNewswire/ --

PCT LTD (OTC Pink: PCTL), a leader in environmentally safe, non-toxic, antimicrobial solutions for global sustainability announced today it has entered into a license and distribution agreement with a long established agricultural chemical company through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp.). The one-year exclusive agreement, subject to renewal, provides for license fees and monthly royalty and equipment leasing payments. PCTL is expanding its already successful field trial results for the treatment of Citrus Greening that is causing enormous economic difficulties for many Florida growers, as well as for those in Texas, California and other regions of the world.

HLB was first reported in China in 1943. The African variation was first reported in 1947 in South Africa, where it remains widespread currently. Eventually, it affected the United States, reaching Florida in 2005. Within three years, it had spread to the majority of citrus farms. It is estimated that losses in the citrus industry from HLB exceed $4 billion annually in Florida alone. The rapid increase in this disease has threatened the citrus industry not only in Florida, but in the entire US. As of 2009, 33 countries have reported HLB infection in their citrus crop.

"The ability to hold perhaps the only solution for the targeted disease is very exciting," stated the Area Manager for PCT LTD's new licensee and distributor. "The growers in Florida are more than our customers, they are our neighbors and we want to contribute to bringing them the solutions they need for their livelihoods to not just continue, but to excel. We think we have that solution with PCT LTD's products."

For a period of one year, beginning October 1, 2018, PCTL will deliver up to fifty (50) Hydrolyte® generators to a central point of distribution in Florida, where the PCTL licensee and distributor will also begin the launch of an extended trial through distribution of equipment and fluid solutions to a select portion of the target market. The initial phase of the agreement calls for the delivery of ten (10) Hydrolyte® generators to the central distribution center in Florida by October 1, 2018. The extended trials will be aided by an agricultural specialist as further testing is performed and protocols are refined. All results will be shared between the parties for mutual development of best-practices for full commercialization within this market.

Tom Minter, President of Florida Pesticide Research, Inc., stated, "The purpose of the partnership is to develop Hydrolyte® bactericide for the treatment of Huanglongbing (HLB) in citrus. HLB is a worldwide citrus disease that has resulted in a 70% decrease in citrus production in Florida." Minter further commented, "PCT's new partner supplies crop protection chemicals and expertise in citrus in the Florida market, making them the ideal partner with PCT Corp. Early results forecast continued positive progress for PCT's product and our work will further develop the most effective application rates, frequency, and technique strategies."

About PCT LTD

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting and tracking technologies products. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC, "PCTL" aspires to and is actively engaged in preparations for up-listing to a national securities exchange. The Company established entry into its target markets with commercially-viable products and now prepares to gain market share.

PCT Corp's business mission is to profitably provide state-of-the-art Electro-Chemical Activation equipment, disinfecting fluid solutions and PCT Corp's patented tracking system to hospitals and other facilities for the documentable remediation of Hospital Acquired Infections (HAI's), as well as to sell ECA fluid solutions to agricultural markets for the remediation, control and suppression of microbial contamination and disease of certain commercial crops. The Company's primary fluid solution, branded Hydrolyte®, is an EPA registered "hospital-level" disinfectant (United States EPA Registration No. 92108-1) and its proprietary equipment with patented RFID material tracking technology (PCT Annihilyzer® System) is certified under the Green Seal program, which is based on Green Seal standards, which contain stringent performance, health, and sustainability criteria. PCT Corp.'s equipment product line includes: 1) PCT Hydrolyte® Generators, 2) PCT Annihilyzer® Systems, and 3) SurvivaLyte® equipment. PCT Corp's unique patented systems and human-safe products provide next-generation cleaning, sanitizing, disinfecting and decontaminating fluid solutions to the ever-present problems of microbial infection and infestation.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the licensing and distribution agreement; continued positive results relating to HLB treatment; actual sales revenue to be derived from the agreement; PCTL's and its subsidiaries business prospects; PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; benefits of the Hydrolyte® generators and fluids; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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(843) 390-2347 Fax

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